CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated June 26, 2015 with respect to Dreyfus Institutional Cash Advantage Fund for the fiscal year ended April 30, 2015and dated May 25, 2016 with respect to Dreyfus Institutional Preferred Money Market Fund for the fiscal year ended March 31, 2016, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Institutional Preferred Money Market Fund.

/s/ ERNST & YOUNG LLP

New York, New York
May 25, 2016